The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are neither offers to sell nor solicitations of offers to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-222781

Subject to Completion
Preliminary Prospectus Supplement Dated February 1, 2018

PROSPECTUS SUPPLEMENT
 (To Prospectus Dated January 30, 2018)

$
Crane Co.

   % Senior Notes due 20

We are offering $    million aggregate principal amount of    % Senior Notes due 20 (the “notes”). The notes will bear interest at a rate of    % per annum. The notes will mature on             , 20   . Interest will accrue on the notes from             , 2018. Interest on the notes is payable semi-annually in arrears on and of each year, commencing on             , 2018.

The notes will be our unsecured senior obligations, will rank equally in right of payment with all of our existing and future senior debt and will rank senior in right of payment to all of our future subordinated debt. The notes will be effectively junior in right of payment to all of our existing and future secured debt to the extent of the assets securing such debt, and to any existing and future liabilities of our subsidiaries. The notes will not be guaranteed by any of our subsidiaries or any third party.

The notes are a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or to seek approval for quotations through any automated quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and page 2 of the accompanying prospectus and those risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2016.

	Per Note	Total
Public offering price(1)%		$
Underwriting discount	%	$
Proceeds, before expenses, to us	%	$
(1)	Plus accrued interest, if any, from , 2018 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about             , 2018.

Joint Book-Running Managers

Wells Fargo Securities	J.P. Morgan

            , 2018

Neither we nor the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus or any other documents incorporated by reference in both is accurate only as of the stated date of each document in which the information is contained. After the stated date, our business, financial condition, results of operations and prospects may have changed.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”). Under this process, we may sell from time to time the debt securities described in the accompanying prospectus at our discretion in one or more offerings. You should read (i) this prospectus supplement, (ii) the accompanying prospectus, (iii) any free writing prospectus prepared by or on behalf of us or to which we have referred you, and (iv) the documents incorporated by reference herein and therein that are described under the heading “Where You Can Find More Information.”

This prospectus supplement and the accompanying prospectus summarize certain documents and other information to which we refer you for a more complete understanding of what we discuss in this prospectus supplement and the accompanying prospectus. In making an investment decision, you should rely on your own examination of our company and the terms of this offering and the notes, including the merits and risks involved.

Neither we nor the underwriters are making any representation to any purchaser of the notes regarding the legality of the purchaser’s investment in the notes. You should not consider any information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus, as well as in other written reports and oral statements, contain discussions of our expectations regarding our future performance. Statements and financial discussion and analysis contained herein and in the documents incorporated by reference herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical information or statements about our current condition. You can identify forward-looking statements by the use of terms such as “believes”, “contemplates”, “expects”, “may”, “will”, “could”, “should”, “would”, or “anticipates”, other similar phrases, or the negatives of these terms.

We have based the forward-looking statements relating to our operations on our current expectations, estimates and projections about us and the markets we serve. We caution you that these statements are not guarantees of future performance and involve risks and uncertainties. We have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate or beyond our control. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•	The effect of changes in economic conditions in the markets in which we operate, including financial market conditions, end markets for our products, fluctuations in raw material prices and the financial condition of our customers and suppliers;
•	Economic, social and political instability, currency fluctuation and other risks of doing business outside of the United States;
•	Competitive pressures, including the need for technology improvement, successful new product development and introduction and any inability to pass increased costs of raw materials to customers;
•	Our ability to successfully integrate acquisitions and to realize synergies, including with respect to our acquisition of Crane & Co., Inc. as described in “Summary—Recent Developments,” and opportunities for growth and innovation;
•	Our ability to successfully value acquisition candidates;
•	Our ongoing need to attract and retain highly qualified personnel and key management;
•	A reduction in congressional appropriations that affect defense spending;
•	The ability of the U.S. government to terminate our government contracts;
•	The outcomes of legal proceedings, claims and contract disputes;
•	Adverse effects on our business and results of operations, as a whole, as a result of increases in asbestos claims or the cost of defending and settling such claims;
•	Adverse effects as a result of environmental remediation activities, costs, liabilities and related claims;
•	Investment performance of our pension plan assets and fluctuations in interest rates, which may affect the amount and timing of future pension plan contributions; and
•	Adverse effects of changes in tax, environmental and other laws and regulations in the United States and other countries in which we operate.

While we believe that the assumptions underlying such forward-looking statements are reasonable, there can be no assurance that future events or developments will not cause such statements to be inaccurate. All forward-looking statements contained in this prospectus supplement and the accompanying prospectus and the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus are qualified in their entirety by this cautionary statement. Information regarding some of the important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in the section titled “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 28, 2017 and incorporated by reference in this prospectus supplement and the accompanying prospectus, and in the section entitled “Risk Factors” in this prospectus supplement. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements to reflect any changes in events or circumstances or in our expectations or results.

S-iii

SUMMARY

This summary highlights the information contained elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein, including the financial statements and related notes.

In this prospectus supplement, except as otherwise indicated or the context otherwise requires, the terms “Crane,” the “Company,” “we,” “our” and “us” refer to Crane Co. and its consolidated subsidiaries.

Our Company

We are a diversified manufacturer of highly engineered industrial products comprised of four segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane provides products and solutions to customers in the hydrocarbon processing, petrochemical, chemical, power generation, unattended payment, currency design and production, automated merchandising, aerospace, electronics, transportation and other markets.

Our strategy is to grow earnings and cash flow by focusing on the manufacturing of highly engineered industrial products for specific markets where our scale is a relative advantage, and where we can compete based on our proprietary and differentiated technology, our deep vertical expertise, and our responsiveness to unique and diverse customer needs. We continuously evaluate our portfolio, pursue acquisitions that complement our existing businesses and are accretive to our growth profile, selectively divest businesses where appropriate, and pursue internal mergers to improve efficiency. We strive to foster a performance-based culture focused on productivity and continuous improvement, to attract and retain a committed management team whose interests are directly aligned with those of our shareholders, and to maintain a focused, efficient corporate structure.

We deploy a comprehensive set of business processes, philosophies and operational excellence tools to drive continuous improvement throughout our businesses. Beginning with a core value of integrity, we incorporate “Voice of the Customer” teachings (specific processes designed to capture our customers’ requirements) and a broad range of tools into a disciplined strategy deployment process that drives profitable growth by focusing on continuously improving safety, quality, delivery and cost. An imbedded intellectual capital development process ensures that we attract, develop, promote and retain talent to drive continuity and repeatable results.

Recent Developments

Preliminary Financial Information for the Quarter and Full Year Ended December 31, 2017

On January 29, 2018, we announced our preliminary financial results for the fourth quarter and fiscal year ended December 31, 2017, which included the information set forth below. The preliminary financial information presented below has not been audited, reviewed, or compiled by our independent registered public accounting firm, Deloitte & Touche LLP. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto and assumes no responsibility for, this information. Such information does not constitute a comprehensive statement of our financial results for the fourth quarter and fiscal year ended December 31, 2017. When our actual financial results for such periods are finalized and filed with our Form 10-K for the fiscal year ended December 31, 2017, they may include any adjustments necessary, in the opinion of management, for a fair presentation of such information, which adjustments may be material, and will also include other financial metrics and narrative disclosure necessary for a comprehensive review of our financial results for such period. Therefore, you should not place undue reliance upon this preliminary financial information.

Our net loss for fourth quarter 2017 was $0.48 per share, compared to a net loss of $1.09 per share for the same period in 2016. Results for fourth quarter 2017 include: a tax charge of $87 million, or $1.44 per diluted share, related to recent U.S. tax law changes; an after-tax charge of $8 million, or $0.13 per diluted share, related to repositioning, net; and, an after-tax charge of $5 million, or $0.08 per diluted share, for M&A related items. Fourth quarter 2016 results included an after-tax net asbestos provision of $125 million, or $2.13 per diluted share. Excluding “Special Items”, earnings per share for fourth quarter 2017 was $1.18, compared to $1.02 for the same period in 2016.

Fourth quarter 2017 sales were $714 million, up 5% compared to the same period in 2016. Core sales increased $13 million, or 2%, with $14 million, or 2%, of favorable foreign exchange, and a $5 million, or 1%, net acquisition benefit. Fourth quarter 2017 operating profit was $91 million compared to an operating loss of $92 million in 2016. Excluding Special Items, fourth quarter 2017 operating profit was $109 million, an increase of 8% compared to 2016.

Full year 2017 earnings per share was $2.84, compared to $2.07 in 2016. Full year 2017 results include: a tax charge of $87 million, or $1.44 per share, related to recent U.S. tax law changes; an after-tax charge of $8 million, or $0.13 per share, related to repositioning, net; and, an after-tax charge of $7 million, or $0.11 per share, for M&A related items. Full year 2016 results included an after-tax net asbestos provision of $125 million, or $2.11 per share, and a $3 million net after-tax legal settlement charge, or $0.05 per share. Excluding Special Items, earnings per share for full year 2017 was $4.53, an increase of 7% compared to $4.23 in full year 2016. On January 29, 2018, our board of directors declared a 6% increase in our quarterly dividend, to $0.35 per share from $0.33 per share.

Full year 2017 sales were $2.8 billion, up 1% compared to 2016. Core sales increased $31 million, or 1%, and net acquisitions contributed $14 million, partially offset by $7 million of unfavorable foreign exchange.

Full year 2017 operating profit was $402 million compared to $200 million in 2016. Excluding Special Items, full year 2017 operating profit was $423 million, an increase of 6% compared to $398 million in 2016. Full year 2017 adjusted operating margin was 15.2%, an increase of 70 basis points compared to 14.5% in full year 2016.

Cash provided by operating activities for full year 2017 was $318 million, which is flat compared to $318 million in full year 2016. Free cash flow (cash provided by operating activities less capital spending) was $269 million in 2017, compared to $267 million in 2016. The Company’s cash position was $706 million at December 31, 2017, compared to $510 million at December 31, 2016. Total debt was $743 million at December 31, 2017, compared to $745 million at December 31, 2016.

Core sales growth represents the change in sales excluding all impacts from foreign currency translation, acquisitions, and divestitures. See “—Reconciliation of Non-GAAP Financial Measures” below for a reconciliation of non-GAAP financial measures, including net income attributable to common shareholders and earnings per share, before Special Items, and operating profit, before Special Items, to the most directly comparable financial measures calculated in accordance with GAAP.

Segment Results

Fluid Handling

Sales in our Fluid Handling segment increased $32 million, driven by $16 million, or 7%, core growth, a $6 million, or 2.5%, contribution from net acquisitions, and $10 million, or 4%, of favorable foreign exchange. Operating margin declined to 7.5%, compared to 11.6% last year, reflecting the impact of repositioning charges. Excluding Special Items, operating margin was 11.5%, approximately flat compared to 11.6% in 2016. Fluid Handling order backlog was $262 million at December 31, 2017, compared to $228 million at December 31, 2016.

	Fourth Quarter		Change
(dollars in millions)	2017	2016
Sales	$272	$240	$32	13%

Operating Profit	$20	$28	$(8)	(27)%
Operating Profit, before Special Items*	$31	$28	$3	12%

Profit Margin	7.5%	11.6%
Profit Margin, before Special Items*	11.5%	11.6%
*	See “—Reconciliation of Non-GAAP Financial Measures” below for a reconciliation of such measure to the most directly comparable financial measure calculated in accordance with GAAP.

Payment & Merchandising Technologies

Sales in our Payment & Merchandising Technologies segment were flat, with a $4 million core sales decline approximately offset by favorable foreign exchange. Operating margin declined to 13.1%, from 19.7% last year, reflecting the impact of repositioning charges. Excluding Special Items, operating margin of 19.4% declined slightly from 19.7% last year.

	Fourth Quarter		Change
(dollars in millions)	2017	2016
Sales	$194	$195	$—	—%

Operating Profit	$25	$38	$(13)	(34)%
Operating Profit, before Special Items*	$38	$38	$(1)	(2)%

Profit Margin	13.1%	19.7%
Profit Margin, before Special Items*	19.4%	19.7%
*	See “—Reconciliation of Non-GAAP Financial Measures” below for a reconciliation of such measure to the most directly comparable financial measure calculated in accordance with GAAP.

Aerospace & Electronics

Sales in our Aerospace & Electronics segment decreased $2 million, or 1%, primarily as a result of unfavorable comparisons related to shipments for a large military program in the fourth quarter of 2016. Operating margin increased to 29.9%, from 21.0% last year, primarily as a result of a gain on the sale of an asset related to repositioning activities. Excluding Special Items, operating margin increased 370 basis points to 24.7%, primarily as a result of strong productivity. Aerospace & Electronics order backlog was $374 million at December 31, 2017, compared to $353 million at December 31, 2016.

	Fourth Quarter		Change
(dollars in millions)	2017	2016
Sales	$185	$187	$(2)	(1)%

Operating Profit	$55	$39	$16	41%
Operating Profit, before Special Items*	$46	$39	$6	16%

Profit Margin	29.9%	21.0%
Profit Margin, before Special Items*	24.7%	21.0%
*	See “—Reconciliation of Non-GAAP Financial Measures” below for a reconciliation of such measure to the most directly comparable financial measure calculated in accordance with GAAP.

Engineered Materials

Sales in our Engineered Materials segment increased $3 million, or 5%, driven primarily by higher sales to the Recreational Vehicle market. Operating margin declined 150 basis points to 15.9%, as the higher volumes and productivity were approximately offset by higher material costs.

	Fourth Quarter		Change
(dollars in millions)	2017	2016
Sales	$63	$60	$3	5%

Operating Profit	$10	$10	$—	(4)%

Profit Margin	15.9%	17.4%

Reconciliation of Non-GAAP Financial Measures

Set forth below is a reconciliation of certain non-GAAP financial measures described above to the most directly comparable financial measures calculated in accordance with GAAP. Management believes that non-GAAP financial measures which exclude certain non-recurring items present additional useful comparisons between current results and results in prior operating periods, providing investors with a clearer view of the underlying trends of the business. Management also uses these non-GAAP financial measures in making financial, operating, planning and compensation decisions and in evaluating the Company’s performance. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated and presented in accordance with GAAP.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Income Items:
Net Sales	$714.2	$681.4	$2,786.0	$2,748.0
Operating Profit (Loss)	90.9	(91.6)	401.9	200.3
Percentage of Sales	12.7%	(13.4)%	14.4%	7.3%
Special Items impacting Operating Profit:
Asbestos provision	—	192.4	—	192.4
Transaction related charges	4.7	—	7.8	—
Repositioning charges, net of gain on property sale	13.0	—	13.0	—
Legal settlement charge	—	—	—	5.0
Operating Profit before Special Items	$108.6	$100.8	$422.7	$397.7
Percentage of Sales	15.2%	14.8%	15.2%	14.5%
Net Income Attributable to Common Shareholders	$(28.7)	$(64.0)	$171.8	$122.8
Per Share	$(0.48)	$(1.09)	$2.84	$2.07
Special Items Impacting Net Income Attributable to Common Shareholders:
Asbestos provision	—	125.1	—	125.1
Per Share		$2.13		$2.11
Transaction related charges - Net of Tax	4.6	—	6.7	—
Per Share	$0.08		$0.11
Repositioning charges, net of gain on property sale - Net of Tax	8.0	—	8.0	—
Per Share	$0.13		$0.13
Legal settlement charge - Net of Tax	—	—	—	3.3
Per Share				$0.05
Impact of Tax Law Change	87.1	—	87.1	—
Per Share	$1.44		$1.44
Net Income Attributable To Common Shareholders Before Special Items	$71.0	$61.1	$273.6	$251.1
Per Basic Share	$1.20	$1.04	$4.61	$4.30
Per Diluted Share	$1.18	$1.02	$4.53	$4.23

	For the three months ended December 31, 2017
	Fluid Handling	Payment & Merchandising Technologies	Aerospace & Electronics	Engineered Materials	Corporate	Total Company
Segment Information:
Net Sales	272.2	194.4	184.9	62.7	—	714.2

Operating Profit – GAAP	20.4	25.4	55.4	10.0	(20.3)	90.9
Transaction related charges	0.4	0.1	—	—	4.2	4.7
Repositioning charges, net of gain on property sale	10.6	12.2	(9.8)	—	—	13.0
Operating Profit before Special Items	31.4	37.7	45.6	10.0	(16.1)	108.6
Percentage of Sales	11.5%	19.4%	24.7%	15.9%		15.2%
	For the three months ended December 31, 2016
	Fluid Handling	Payment & Merchandising Technologies	Aerospace & Electronics	Engineered Materials	Corporate	Total Company
Net Sales	240.4	194.6	186.5	59.9	—	681.4

Operating Profit - GAAP	28.0	38.4	39.2	10.4	(207.6)	(91.6)
Asbestos provision	—	—	—	—	192.4	192.4
Operating Profit before Special Items	28.0	38.4	39.2	10.4	(15.2)	100.8
Percentage of Sales	11.6%	19.7%	21.0%	17.4%		14.8%

Tax Cuts and Jobs Act

On December 22, 2017, the Tax Cuts and Jobs Act (“TCJA”) was signed into law, significantly changing U.S. corporate tax law. As a result, the fourth quarter of 2017 included a one-time tax charge of $87 million related to both the remeasurement of U.S. deferred tax balances and to taxation of unremitted earnings of non-U.S. subsidiaries. For 2018, we expect a significant decrease of our effective tax rate when compared to the rate in effect prior to the TCJA, although there can be no assurance that any such decrease will be achieved.

Crane Currency Acquisition

On December 5, 2017, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) among us, Crane & Co., Inc., a Massachusetts corporation (“Crane Currency”), CF Development Corp., a Massachusetts corporation and a wholly-owned transitory subsidiary of Crane Co. and Shareholder Representative Services LLC, a Colorado limited liability company as representative of the equityholders of Crane Currency, pursuant to which we acquired Crane Currency for a base purchase price of $800 million on a cash-free, debt-free basis. The merger was consummated on January 10, 2018.

At the closing, all outstanding equity awards and stock of Crane Currency were exchanged for their pro-rata share of the purchase price, minus any applicable equity award exercise price, and our transitory subsidiary merged with and into Crane Currency, with Crane Currency surviving as our wholly-owned subsidiary. The Merger Agreement contains a purchase price adjustment which takes into account Crane Currency’s net working capital, cash, the assumption by us of certain debt-like items and Crane Currency’s transaction expenses.

Crane Currency has been a producer of currency products for more than 200 years and is entrusted by more than 50 central banks to play an integral role in the design and manufacture of their nations' banknotes. From substrates to the most advanced micro-optic security elements and design, Crane Currency is a responsive partner focused on delivering innovative products and solutions that meet customers' most demanding requirements.

New Credit Facilities

On December 20, 2017, we entered into a $550 million 5-Year Revolving Credit Agreement (the “Revolving Credit Agreement”), by and among us, the banks party thereto as lenders, JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, National Association, as syndication agent, and BMO Harris Bank N.A., HSBC Bank USA, N.A. and TD Bank, N.A., as documentation agents. The Revolving Credit Agreement replaced our existing $500 million revolving credit facility, which was due to expire on May 27, 2020.

On December 20, 2017, we also entered into (1) a new $150 million 364-day Credit Agreement (the “364-Day Credit Agreement”), by and among us, the banks party thereto as lenders, Wells Fargo Bank, National Association, as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and BMO Harris Bank N.A., HSBC Bank USA, N.A. and TD Bank, N.A., as documentation agents and (2) a new $200 million 3-Year Term Loan Credit Agreement (the “Term Loan Credit Agreement” and, together with the Revolving Credit Agreement and the 364-Day Credit Agreement, the “New Credit Facilities”), by and among us, the banks party thereto as lenders, Wells Fargo Bank, National Association, as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and BMO Harris Bank N.A., HSBC Bank USA, N.A. and TD Bank, N.A. as documentation agents. Borrowings became available under each of the 364-Day Credit Agreement and the Term Loan Credit Agreement once certain conditions precedent were satisfied, including consummation of our acquisition of Crane Currency. A portion of the net proceeds from this offering will be used to repay all of the $100 million outstanding under the 364-Day Credit Agreement. See “Use of Proceeds.”

Each of the New Credit Facilities is unsecured and is not guaranteed by any of our subsidiaries.

For additional information on the Revolving Credit Agreement, the 364-Day Credit Agreement and the Term Loan Credit Agreement, see “Description of Other Indebtedness.”

Company Information

We are a Delaware corporation incorporated on April 3, 1985. Our principal executive offices are located at 100 First Stamford Place, Stamford, CT 06902, telephone number (203) 363-7300. Our website address is www.craneco.com. Information on, or accessible through, our website does not constitute part of this prospectus supplement or the accompanying prospectus.

For a further discussion of our business, we urge you to read the documents incorporated by reference herein, including our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017. See “Where You Can Find More Information.”

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The following is not intended to be complete. You should carefully review the “Description of the Notes” section of this prospectus supplement, which contains a more detailed description of the terms and conditions of the notes and supplements, and to the extent inconsistent with, replaces, the description set forth in the “Description of Debt Securities” section of the accompanying prospectus.

Issuer
Crane Co., a Delaware corporation.
Notes Offered
$    million aggregate principal amount of    % senior notes due 20  .
Maturity
The notes will mature on          , 20  .
Interest Payment Dates
          and          , commencing on          , 2018. Interest will accrue from          , 2018.
Ranking
The notes will be our general unsecured senior indebtedness and will:
•	rank senior in right of payment to any of our future subordinated indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the notes;
•	rank equally in right of payment to all of our existing and future indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes, including our previously issued $250 million aggregate principal amount of 2.75% notes due 2018, which we intend to redeem with a portion of the net proceeds from this offering, $300 million aggregate principal amount of 4.45% notes due 2023 and $200 million aggregate principal amount of 6.55% notes due 2036;
•	be effectively junior in right of payment to all of our existing and future secured indebtedness and other obligations to the extent of the value of the assets securing such indebtedness and other obligations;
•	be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries; and
•	not be guaranteed by any of our subsidiaries or any third party.

As of September 30, 2017, after giving effect to this offering, our borrowings under the New Credit Facilities and, in each case, the use of proceeds therefrom, we and our subsidiaries would have had total indebtedness of approximately $ million. As of September 30, 2017, the aggregate carrying value of our subsidiaries’ liabilities was approximately $1.1 billion. As of September 30, 2017, none of our indebtedness was secured.

Optional Redemption
We may redeem some or all of the notes at any time and from time to time prior to          , 20   (the date that is     months prior to the scheduled maturity date of the notes) at the “make-whole” redemption price, as described in “Description of the Notes—Optional Redemption.”

We may redeem some or all of the notes at any time and from time to time on or after          , 20   (the date that is months prior to the scheduled maturity date of the notes) at a price equal to 100% of the principal amount of the notes being redeemed.

In each case, we also will pay accrued and unpaid interest, if any, to but excluding the applicable date of redemption.

For a more complete description of the optional redemption provisions of the notes, please read “Description of the Notes—Optional Redemption.”

Certain Covenants
The indenture governing the notes will contain covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:
•	incur liens;
•	enter into sale/leaseback transactions; and
•	consolidate with, sell, lease, convey or otherwise transfer all or substantially all of our assets, or merge with or into, any other person or entity.

These limitations will be subject to a number of important qualifications and exceptions. See “Description of the Notes—Certain Covenants.”

No Prior Market
The notes are a new issue of securities with no established trading market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, a liquid market for the notes may not develop or be maintained.
Use of Proceeds
We intend to use approximately $    million of the net proceeds from the sale of the notes, together with cash on hand, to repay all of the $100 million outstanding under our 364-Day Credit Agreement and to redeem all $250 million of our outstanding 2.75% notes due 2018 and pay related premiums. See “Use of Proceeds.”
Risk Factors
You should carefully consider the information set forth herein under “Risk Factors” and in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus in deciding whether to purchase the notes.

Conflicts of Interest
The underwriters and their affiliates serve as arrangers, bookrunners, lenders and/or agents under our 364-Day Credit Agreement and consequently will receive a portion of the net proceeds of this offering. Certain of the underwriters and/or their affiliates may hold Unsecured Notes including a portion of the 2018 Notes that the we intend to repay using a portion of the net proceeds from this offering. Because a portion of the net proceeds of this offering, not including underwriting compensation, may be received by the underwriters and/or affiliates of the underwriters who serve as lenders and/or agents under our 364-Day Credit Agreement or hold a portion of the 2018 Notes, to the extent one underwriter, together with its affiliates, receives more than 5% of the net proceeds, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under FINRA Rule 5121. For a brief description of our relationships with the underwriters and/or their affiliates, see “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

RISK FACTORS

In addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the matters addressed under “Forward-Looking Statements,” you should carefully consider the following risks before investing in the notes. You should also read the risk factors and other cautionary statements, including those described under the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

We are subject to certain risks and hazards due to the nature of the business activities we conduct. The risks discussed below and incorporated by reference in this prospectus supplement and the accompanying prospectus, any of which could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, are not the only risks we face. We may experience additional risks and uncertainties not currently known to us or, as a result of developments occurring in the future, conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, liquidity, results of operations and prospects.

Risks Relating to the Notes

The indenture does not restrict the amount of additional debt that we may incur.

At September 30, 2017, after giving effect to this offering, our borrowings under the New Credit Facilities and, in each case, the use of proceeds therefrom, we would have had total indebtedness of approximately $    million. We may be able to incur substantial additional indebtedness and other obligations that rank equal in right of payment with the notes in the future. In particular, the notes and the indenture pursuant to which the notes will be issued do not place any limitation on the amount of unsecured debt that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including, without limitation:

•	we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;
•	increases in our outstanding indebtedness and leverage may increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure;
•	our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited; and
•	our flexibility in planning for, or reacting to, changes in our business and our industry may be limited.

Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

•	to seek additional financing in the debt or equity markets;
•	to refinance or restructure all or a portion of our indebtedness, including the notes;
•	to sell selected assets;
•	to reduce or delay planned capital expenditures; or
•	to reduce or delay planned operating expenditures.

Such measures might not be sufficient to enable us to service our debt, including the notes. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

The notes are effectively subordinated to any future secured debt and the existing and future liabilities of our subsidiaries.

The notes are our senior unsecured obligations and will rank equal in right of payment to our other senior unsecured debt from time to time outstanding. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing debt will be prior to any claim of the holders of the notes to the extent of the value of the assets securing such debt.

We conduct substantially all of our operations through subsidiaries, which generate a substantial portion of our operating income and cash. Our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. Our equity interests in our subsidiaries are subordinate to any debt and other liabilities and commitments of our subsidiaries to the extent of the value of the assets of such subsidiaries, whether or not secured. Because the notes will not be guaranteed by our subsidiaries, we may not have direct access to the assets of our subsidiaries unless these assets are transferred by dividend or otherwise to us. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions under applicable law. Our right to receive assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any debt of our subsidiaries senior to that held by us.

We have limited covenants in the indenture governing the notes and these limited covenants may not protect your investment.

The indenture governing the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;
•	limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;
•	limit our ability to incur indebtedness that is equal in right of payment to the notes;
•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or
•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

The indenture governing the notes will also allow us to incur secured debt and enter into sale-leaseback transactions subject to compliance with certain conditions set forth in the indenture. Furthermore, the notes will contain only limited protections in the event of a change of control triggering event as described in this prospectus supplement.

The provisions of the notes will not necessarily protect you in the event of a highly leveraged transaction.

The terms of the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transactions involving us. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. If any such transaction should occur, the value of your notes may decline.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events accompanied by a specified downgrade in our credit rating, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Triggering Event, there can be no assurance that we will have sufficient financial resources available to satisfy our obligations to repurchase the notes. In addition, our ability to repurchase the notes may be limited by law or by the terms of other agreements relating to our indebtedness outstanding at that time. Our failure to repurchase the notes as required under the indenture would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Offer to Repurchase Upon a Change of Control Triggering Event.”

There may not be an active trading market for the notes.

There is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or to seek approval for quotations through any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including but not limited to prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including the time remaining to the maturity of the notes, the outstanding amount of the notes, the terms related to the mandatory redemption and optional redemption of the notes and the level, direction and volatility of market interest rates generally.

Changes in our credit ratings may adversely affect the value of the notes.

The notes are expected to be rated by Moody’s Investors Service and Standard & Poor’s Ratings Services. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. Agency ratings are not a recommendation to buy, sell or hold any security and there can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs. No report of any rating agency forms a part of, or is incorporated by reference into, this prospectus supplement.

The ability of holders of the notes to require us to repurchase notes as a result of a disposition of “substantially all” assets may be uncertain.

The definition of change of control in the indenture governing the notes will include a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our assets and our subsidiaries’ assets, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our restricted subsidiaries taken as a whole to another person or group may be uncertain.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase.

As of September 30, 2017, after giving effect to this offering and our borrowings under the New Credit Facilities and, in each case, the use of proceeds therefrom, $200 million, or approximately % of our total debt, would have been at variable rates of interest. If interest rates were to increase, our debt service obligations on our variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. For every 1.0% increase or decrease in our variable interest rate debt, our estimated annual cash interest expense is expected to change by approximately $2 million. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $    million, after deducting the underwriting discount and estimated fees and expenses of this offering payable by us. We intend to use the net proceeds from the sale of the notes, together with cash on hand, to repay all of the $100 million outstanding under our 364-Day Credit Agreement and to redeem all $250 million of our outstanding 2.75% notes due 2018 and pay related premiums.

Interest on loans made under the 364-Day Credit Agreement accrues, at our option, at a rate per annum equal to (1) a base rate plus a margin ranging from 0.0% to 0.75% depending upon the Index Debt Rating (as defined in “Description of Other Indebtedness”) or (2) an adjusted LIBOR rate for an interest period to be selected by us plus a margin ranging from 0.875% to 1.75% depending upon the Index Debt Rating. The 364-Day Credit Agreement will mature on January 9, 2019.

The 2.75% notes due 2018 bear interest at a rate of 2.75% per annum and will mature on December 15, 2018.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization, as of September 30, 2017:

•	on an actual basis;
•	on a pro forma basis to give effect to our entry into the New Credit Facilities and the use of proceeds therefrom; and
•	on a pro forma as adjusted basis to give further effect to the sale of the notes, after deducting the underwriting discount and estimated fees and expenses payable by us in connection with this offering, and the anticipated use of proceeds therefrom as described under “Use of Proceeds.”

This table contains unaudited information and should be read in conjunction with our consolidated financial statements and related notes incorporated by reference herein.

	As of September 30, 2017
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands)
Cash and cash equivalents	$572,200	$572,200	$

Debt(1):
364-Day Credit Agreement(2)	$—	$100,000		$—
Term Loan Credit Agreement	—	200,000		200,000
Revolving Credit Agreement(3)	—	—		—
2.75% notes due 2018(4)	250,000	250,000		—
4.45% notes due 2023	300,000	300,000		300,000
6.55% notes due 2036	200,000	200,000		200,000
Notes offered hereby	—	—
Total long-term debt	745,900	1,045,900
Shareholders’ equity	1,379,100	1,379,100		1,379,100
Total capitalization	$2,125,000	$2,425,000	$
(1)	For a description of our indebtedness, see “Description of Other Indebtedness.”
(2)	All of the $100 million outstanding under the 364-Day Credit Agreement will be repaid with a portion of the net proceeds of this offering. See “Summary—Recent Developments,” “Use of Proceeds” and “Description of Other Indebtedness.”
(3)	In connection with the funding of the acquisition of Crane Currency, we issued $340 million in commercial paper under our CP Program (as defined below), which reduced our available borrowing capacity under our revolving credit facility by a like amount.
(4)	We intend to redeem all $250 million of our outstanding 2.75% notes due 2018 with a portion of the net proceeds of this offering.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

On December 20, 2017, we entered into a $550 million 5-Year Revolving Credit Agreement, by and among us, the banks party thereto as lenders, JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, National Association, as syndication agent, and BMO Harris Bank N.A., HSBC Bank USA, N.A. and TD Bank, N.A., as documentation agents. The Revolving Credit Agreement replaces the existing $500 million revolving credit facility provided pursuant to the Second Amended and Restated Credit Agreement, dated as of May 18, 2012, as amended on March 22, 2013 and May 27, 2015, by and among us and certain of our subsidiaries, the banks party thereto as lenders, JPMorgan Chase Bank, N.A., as administrative agent, UBS Securities LLC and Wells Fargo Bank, National Association, as syndication agents and The Bank of New York Mellon and RBS Citizens, N.A., as documentation agents, which was due to expire on May 27, 2020. The Revolving Credit Facility is unsecured and is not guaranteed by any of our subsidiaries.

Interest on loans made under the Revolving Credit Agreement in U.S. Dollars accrues, at our option, at a rate per annum equal to (1) a base rate (determined in a customary manner), plus a margin ranging from 0.0% to 0.50% depending upon the ratings by S&P and Moody’s of our senior unsecured long-term debt (the “Index Debt Rating”) or (2) an adjusted LIBO rate (determined in a customary manner) for an interest period to be selected by us, plus a margin ranging from 0.805% to 1.50% depending upon the Index Debt Rating (such margin, the “Applicable LIBOR Margin”). Interest on loans made under the Revolving Credit Agreement in agreed upon alternative currencies accrues at a rate per annum equal to the adjusted LIBO rate (determined in a customary manner and with respect to deposits in the applicable alternative currency) (other than loans made in Canadian Dollars, for which a CDOR Screen Rate applies) for an interest period to be selected by us plus the Applicable LIBOR Margin.

A facility fee on the daily unused portion of the commitments under the Revolving Credit Agreement accrues at a rate per annum ranging from 0.07% to 0.25% depending on the Index Debt Rating. With respect to letters of credit, we will pay letter of credit participation fees at a rate per annum equal to the Applicable LIBOR Margin then in effect under the Revolving Credit Agreement on the average daily amount of all outstanding letters of credit. We will also pay Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A., each an issuing bank, customary documentation and fronting fees for each letter of credit issued under the Revolving Credit Agreement by such issuing bank.

The Revolving Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on us and our subsidiaries with respect to indebtedness, liens, mergers, consolidations, liquidations and dissolutions, sales of all or substantially all assets, transactions with affiliates and hedging arrangements. We must also maintain a debt to capitalization ratio not to exceed 0.65 to 1.00 at all times. The Revolving Credit Agreement also provides for customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, any representation or warranty made by us or any of our material subsidiaries being false in any material respect, default under certain other material indebtedness, certain insolvency or receivership events affecting us and our material subsidiaries, certain ERISA events, material judgments and a change in control.

364-Day Credit Agreement and 3-Year Term Loan Credit Agreement

On December 20, 2017, we entered into (1) a new $150 million 364-day Credit Agreement, by and among us, the banks party thereto as lenders, Wells Fargo Bank, National Association, as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and BMO Harris Bank N.A., HSBC Bank USA, N.A. and TD Bank, N.A., as documentation agents and (2) a new $200 million 3-Year Term Loan Credit Agreement, by and among us, the banks party thereto as lenders, Wells Fargo Bank, National Association, as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and BMO Harris Bank N.A., HSBC Bank USA, N.A. and TD Bank, N.A. as documentation agents. Each of the 364-Day Credit Agreement and Term Loan Credit Agreement is unsecured and is not guaranteed by any of our subsidiaries.

Interest on loans made under each of the 364-Day Credit Agreement and the Term Loan Credit Agreement accrues, at our option, at a rate per annum equal to (1) a base rate (determined in a customary manner), plus a margin ranging from 0.0% to 0.75% depending upon the Index Debt Rating or (2) an adjusted LIBO rate (determined in a customary manner) for an interest period to be selected by us plus a margin ranging from 0.875% to 1.75% depending upon the Index Debt Rating.

Each of the 364-Day Credit Agreement and the Term Loan Credit Agreement contain substantially the same affirmative and negative covenants, including the maximum debt to capitalization ratio, and events of default, as the Revolving Credit Agreement. We intend to use a portion of the net proceeds from this offering to repay all of the $100 million outstanding under the 364-Day Credit Agreement. See “Use of Proceeds.”

Unsecured Notes

On December 13, 2013, we issued $250 million aggregate principal amount of our 2.75% Senior Notes due 2018 (the “2018 Notes”) and $300 million aggregate principal amount of our 4.450% Senior Notes due 2023 (the “2023 Notes”). On November 20, 2006, we issued $200 million aggregate principal amount of our 6.55% Notes due 2036 (the “2036 Notes” and, together with the 2018 Notes and the 2023 Notes, the “Unsecured Notes”).

Each series of Unsecured Notes constitute our senior unsecured obligations are not guaranteed by any of our subsidiaries. The indentures governing the Unsecured Notes contain certain customary restrictions, including limitations on our incurrence of secured indebtedness, entry into sale and leaseback transactions and consolidation or merger with another entity or the transfer of all or substantially all of our assets to another entity. The Unsecured Notes also contain provisions requiring us to offer to repurchase the Unsecured Notes at a price of 101% of the principal amount of the Unsecured Notes upon the occurrence of certain change of control triggering events.

Each series of Unsecured Notes also contains customary events of default although none of the Unsecured Notes contain cross-default or cross-acceleration provisions. We intend to use a portion of the net proceeds from this offering to redeem all $250 million of our outstanding 2018 Notes. See “Use of Proceeds.”

Commercial Paper Program

On March 2, 2015, we entered into a commercial paper program (the “CP Program”) pursuant to which we may issue short-term, unsecured commercial paper notes (the “CP Notes”). Amounts available under the CP Program may be borrowed, repaid and re-borrowed from time to time, with the aggregate principal amount of the CP Notes outstanding under the CP Program at any time not to exceed $500 million. The CP Notes will have maturities of up to 397 days from date of issue and will rank at least pari passu with all of our other unsecured and unsubordinated indebtedness. As of September 30, 2017, we had no amounts outstanding under the CP Notes. The net proceeds from issuances of the CP Notes may be used to repay amounts under our revolving credit facility and for general corporate purposes. In connection with the funding of the acquisition of Crane Currency, we issued $340 million in commercial paper under our CP Program.

DESCRIPTION OF THE NOTES

General

The notes will be issued under an indenture dated as of February   , 2018 (the “Indenture”), between us and U.S. Bank National Association, as trustee (the “Trustee”). The following description of the particular terms of the notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the “Description of Debt Securities” section of the accompanying prospectus. References to “Crane,” the “Company,” “we,” “our” and “us” in this section of the prospectus supplement mean Crane Co.

The following description is only a summary of the material provisions of the notes and the Indenture. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture. You should read the notes and the Indenture in their entirety because they, and not this description, define your rights as holders of the notes.

The notes:

•	will be senior debt securities,
•	will initially be limited to $ aggregate principal amount,
•	will mature on , 20 ,
•	will bear interest from , 2018 at the rate of % per annum,
•	will bear interest payable semi-annually in arrears on each and , commencing , 2018, to the persons in whose names the notes are registered at the close of business on the preceding and , respectively, and
•	will be issued in book-entry form only.

Interest on the notes will be computed and paid on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date, redemption date or maturity date falls on a day that is not a business day, the payment will be made on the next business day, and no interest shall accrue on the amount of interest due on that interest payment date for the period from and after such interest payment date to the next business day.

Ranking of Notes

The notes will be our general unsecured senior indebtedness and will:

•	rank senior in right of payment to any of our future subordinated indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the notes,
•	rank equally in right of payment to all of our existing and future indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes, including our previously issued $250 million aggregate principal amount of 2.75% notes due 2018, $300 million aggregate principal amount of 4.45% notes due 2023 and $200 million aggregate principal amount of 6.55% notes due 2036,
•	be effectively junior in right of payment to all of our existing and future secured indebtedness and other obligations to the extent of the value of the assets securing such indebtedness and other obligations,
•	be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, and
•	not be guaranteed by any of our subsidiaries or any third party. As of September 30, 2017, the aggregate carrying value of our subsidiaries’ liabilities was approximately $1.1 billion.

As of September 30, 2017, none of our indebtedness was secured.

We conduct substantially all of our operations through subsidiaries, which generate a substantial portion of our operating income and cash. Contractual provisions, laws or regulations, as well as any subsidiary’s financial condition and operating requirements, may limit our ability to obtain or receive cash from our subsidiaries in order to service our debt obligations, including making payments on the notes.

The Indenture does not limit the amount of unsecured debt that we or our subsidiaries may incur. However, the Indenture limits the amount of secured indebtedness that we or our subsidiaries may incur pursuant to the covenant described under “Description of Debt Securities—Restrictive Covenants—Restrictions on Liens” in the accompanying prospectus. This covenant is subject to important exceptions described under such heading.

Optional Redemption

The notes will be redeemable, in whole or in part, at our option prior to          , 20   (the date that is    months prior to the scheduled maturity of the notes) (the “Par Call Date”) at a redemption price equal to the greater of:

•	100% of the principal amount of such notes, or
•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if such notes matured on their Par Call Date (excluding interest accrued as of the applicable date of redemption) discounted to the applicable date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus basis points, plus, in each case, accrued and unpaid interest on the notes being redeemed to, but excluding, the applicable date of redemption.

At any time on or after the Par Call Date, the notes will be redeemable, in whole or in part, at our option at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the notes being redeemed to, but excluding, the applicable date of redemption.

“Treasury Rate” means, with respect to any date of redemption, the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the period from such date of redemption to the Par Call Date (calculated to the nearest one-twelfth of a year); provided, however, that if the period from such date of redemption to the Par Call Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

A notice of redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering, a financing, or other corporate transaction. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date.

Offer to Repurchase Upon a Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs, you will have the right to require us to repurchase all or any part of your notes pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, we will offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of the Change of Control, we will mail a notice to you describing the transaction or transactions that constitute or would constitute a Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, unless the Change of Control Offer is conditional on the occurrence of the related Change of Control (the “Change of Control Payment Date”),

pursuant to the procedures described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with our obligations to repurchase the notes upon a Change of Control Triggering Event, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations by virtue of such conflict.

On the Change of Control Payment Date, we will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;
(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and
(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in the principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof.

Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit you to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party (1) makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements applicable to a Change of Control Offer made by us and (2) purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or if we have previously or concurrently mailed a redemption notice with respect to all of the outstanding notes as described under “Optional Redemption” above.

If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and we, or any third party making a Change of Control Offer in lieu of us as described above, purchases all of the notes validly tendered and not withdrawn by such holders, we or such third party will have the right, upon not less than 15 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the applicable Change of Control Payment in respect of the Second Change of Control Payment Date.

A Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for a Change of Control at the time of the making of a Change of Control Offer.

The existence of a holder’s right to require us to repurchase such holder’s note upon the occurrence of a Change of Control Triggering Event may deter a third party from acquiring us in a transaction which would constitute a Change of Control.

Any future credit agreements or other agreements relating to other debt to which we become a party may contain restrictions and provisions and may also prohibit us from purchasing notes. If a Change of Control Triggering Event occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our other lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an event of default under the indenture which could, in turn, constitute a default under other debt, including secured debt.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease or exchange of “all or substantially all” of the assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under New York law, which governs the indenture. Accordingly, your ability to require us to repurchase your notes as a result of a direct or indirect sale, lease or exchange of less than all of the assets of us and our subsidiaries taken as a whole to another person or group may be uncertain.

The following terms will have the meanings set forth below:

“Below Investment Grade Rating Event” means that the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of such arrangement (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies; provided that no such extension shall occur if on such 60th day the Notes have an Investment Grade Rating by at least one of such Rating Agencies and is not subject to review for possible downgrade by such Rating Agency); provided further that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction from an Investment Grade Rating to a below Investment Grade Rating was the result, in whole or substantially in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease or exchange (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of us and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries;
(2)	the adoption of a plan relating to the liquidation or dissolution of the Company (other than in a transaction that complies with the covenant described under “—Mergers and Similar Events”); or
(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction described in clause (3) above will not be deemed to involve a “Change of Control” if (1) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as, and hold in substantially the same proportions as, the holders of the Company’s Voting Stock immediately prior to that transaction, or (B) immediately following that transaction, no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the then-outstanding Voting Stock, measured by voting power, of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Services (“Moody’s”) and BBB- (or the equivalent) by Standard & Poor’s Ratings Services (“S&P”).

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Voting Stock” of any specified person as of any date means the Common Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Sinking Fund

The notes will not be entitled to the benefit of any sinking fund.

Book-Entry System

The notes will be issued in the form of one or more registered global securities and will be deposited with or on behalf of The Depository Trust Company, as Depositary, and registered in the name of the Depositary’s nominee.

The Depositary has advised us as follows: the Depositary is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Upon the issuance of a global security in registered form, the Depositary will credit, on its book-entry registration and transfer system, ownership of beneficial interests in notes represented by such global security to the accounts of institutions that have accounts with the Depositary or its nominee. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee. Ownership of beneficial interests in the global security by persons that hold through a participant will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own or to transfer beneficial interests in the notes as long as they continue to be issued in the form of a global security.

So long as the Depositary or its nominee is the registered owner of a global security, it will be considered the sole owner or holder of the notes represented by such global security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such global security will not be entitled to have the notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificates representing the notes and will not be considered the owners or holders thereof under the Indenture.

Payment of principal of, and any interest on, the notes represented by a global security will be made to the Depositary or its nominee, as the registered owner or the holder of the global security. Neither we, the Trustee nor any paying agent or registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We have been advised by the Depositary that the Depositary will credit participants’ accounts with payments of principal, or interest on the payment date thereof in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the Depositary. We expect that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.

A global security may not be transferred except as a whole to a nominee or successor of the Depositary. If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue certificates in registered form in exchange for the global security or securities representing the notes. In addition, we may at any time and in our sole discretion determine not to have the notes represented by a global security and, in such event, will issue certificates in definitive form in exchange for the global security representing the notes.

Further Issues

We may from time to time, without notice to or consent of the holders of the notes, issue additional notes of the same tenor, coupon and other terms as the notes (except the public offering price, issuance date and, if applicable, the initial interest payment date) so that such notes and the notes offered hereby will form a single series; provided that if the additional notes are not fungible with the notes offered hereby for United States federal income tax purposes, the additional notes will have a separate CUSIP number. We refer to this additional issuance of notes as a “further issue.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations generally applicable to non-U.S. holders (as defined below) with respect to an investment in the notes as of the date hereof. This summary applies only to non-U.S. holders that acquire the notes pursuant to this offering at the initial offering price and hold the notes as capital assets for U.S. federal income tax purposes. This discussion is based on the Internal Revenue Code of 1986 (the “Code”), its legislative history, existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and current administrative rulings and practice, all as in effect and available as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances, such as the alternative minimum tax and Medicare contribution tax, or to holders subject to special treatment under U.S. federal income tax law, such as brokers, financial institutions, insurance companies, tax-exempt entities or qualified retirement plans, entities that are treated as partnerships for U.S. federal income tax purposes, “controlled foreign corporations,” “passive foreign investment companies,” dealers in securities or currencies, U.S. expatriates, persons deemed to sell the notes under the constructive sale provisions of the Code and persons that hold the notes as part of a straddle, hedge, conversion transaction or other integrated transaction. Furthermore, this summary does not address any other U.S. federal tax consequences (e.g., estate or gift tax) or any state, local or foreign tax laws. This summary is not intended to constitute a complete analysis of all tax consequences of the ownership and disposition of the notes. Holders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences to them in their particular circumstances.

For purposes of this summary, the term “U.S. holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States; (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; (iv) a trust if (A) a court within the United States is able to exercise primary control over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all of its substantial decisions, or (B) the trust has made an election under the applicable Treasury Regulations to be treated as a United States person, and “non-U.S. holder” means a beneficial owner of notes that is not a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes and that is not a U.S. holder.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes beneficially owns the notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that beneficially owns the notes should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Interest

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on interest received on the notes provided that (i) such interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (or, if certain tax treaties apply, the interest is not attributable to the non-U.S. holder’s conduct of a trade or business through a permanent establishment or fixed base within the United States) and (ii) the non-U.S. holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (B) is not a controlled foreign corporation related to us directly or constructively through stock ownership and (C) satisfies certain certification requirements. Such certification requirements will be met if (x) the non-U.S. holder provides its name and address and certifies on an Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E (or appropriate substitute form), under penalties of perjury, that it is not a United States person or (y) a securities clearing organization or other eligible financial institution holding the note on behalf of the non-U.S. holder certifies on IRS Form W-8IMY, under penalties of perjury, that it has received the certification referred to in clause (x) and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the notes is a U.S. person.

If interest received on the notes is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, but such non-U.S. holder cannot satisfy the other requirements outlined in the preceding paragraph, interest on the notes generally will be subject to U.S. federal withholding tax (currently imposed at a rate of 30% unless a lower treaty rate applies).

If interest received on the notes is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, then the non-U.S. holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such holder were a U.S. person and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30% unless a lower treaty rate applies). Any interest that is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will not be subject to U.S. federal withholding tax if the non-U.S. holder delivers to us or our paying agent a properly executed IRS Form W-8ECI.

Disposition of the Notes

A non-U.S. holder generally will not be subject to U.S. federal withholding tax with respect to gain, if any, recognized on the disposition of the notes. Such gain generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, in which case such gain will be subject to U.S. federal income tax under rules similar to those applicable to effectively connected interest described above or (ii) the non-U.S. holder is a nonresident alien individual and is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, in which case such gain (net of certain U.S. source capital losses) will be subject to U.S. federal income tax (currently imposed at a rate of 30% unless a lower treaty rate applies).

Information Reporting and Backup Withholding

A non-U.S. holder generally will be required to comply with certain certification procedures to establish that such holder is not a United States person in order to avoid backup withholding with respect to payments on, or the proceeds of a disposition (including a retirement or redemption) of, the notes. In addition, we must report annually to the IRS and to each non-U.S. holder the amount of any interest paid to such non-U.S. holder regardless of whether any tax was actually withheld. We may also be required to report the proceeds of a disposition to the IRS unless a non-U.S. holder properly establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is correctly and timely provided to the IRS.

The Foreign Account Tax Compliance Act (“FATCA”)

FATCA and existing guidance issued thereunder will require withholding at a rate of 30% on interest payments in respect of and, beginning January 1, 2019, gross proceeds from the sale of notes held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement (i) to report, on an annual basis, information with respect to interests in and accounts maintained by the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and (ii) to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. Accordingly, the entity through which notes are held will affect the determination of whether such withholding is required. Similarly, interest in respect of and gross proceeds from the sale of notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the IRS. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on an investment in the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement, between us and the underwriters named below, for whom Wells Fargo Securities, LLC and J.P. Morgan Securities LLC are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal amount of the notes
Wells Fargo Securities, LLC	$
J.P. Morgan Securities LLC
Total	$

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes to the public at the applicable public offering prices that appear on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of    % of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of    % of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes):

Paid by us
Per note		%
Total	$

Expenses associated with this offering to be paid by us, other than the underwriting discount, are estimated to be approximately $   .

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

From time to time, in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions.

Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities, LLC, is the syndication agent and a lender, and JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is the administrative agent and a lender under our $550 million Revolving Credit Agreement. In addition Wells Fargo Securities, LLC and J.P. Morgan Securities LLC are the joint lead arrangers and joint bookrunners, Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities, LLC, is the administrative agent and a lender, and JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is syndication agent and a lender under both our $150 million 364-Day Credit Agreement and $200 million Term Loan Credit Agreement. Certain of the underwriters and/or their affiliates may hold Unsecured Notes including a portion of the 2018 Notes that we intend to repay using a portion of the net proceeds from this offering.

In the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates have a lending relationship with us may hedge their credit exposure to us consistent with their customary risk management policies. Typically, underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Affiliates of Wells Fargo Securities, LLC and J.P. Morgan Securities LLC who serve as lenders and/or agents under our 364-Day Credit Agreement or hold a portion of the 2018 Notes will receive a portion of the net proceeds from this offering. Because Wells Fargo Securities, LLC and J.P. Morgan Securities LLC are underwriters in this offering and their respective affiliates are expected to receive more than 5% of the net proceeds of this offering, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC are deemed to have a “conflict of interest” with us in regard to this offering under FINRA Rule 5121. Accordingly, this offering will be made in compliance with applicable provisions of FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the notes offered are investment grade rated, as that term is defined in the rule.

Selling Restrictions

   Prohibition of sales to EEA retail investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

   United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

   Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

   Hong Kong

The notes may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

   Japan

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

   Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials that we have filed with the SEC at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, information statements and other information regarding us. The SEC’s Web site address is www.sec.gov.

The information incorporated by reference in this prospectus supplement and the accompanying prospectus is an important part of this prospectus supplement and the accompanying prospectus, and information in this prospectus supplement supersedes, as appropriate, information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while the information that we file later with the SEC will automatically update and supersede, as appropriate, this information. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that we have previously filed with the SEC (other than the portions of those documents not deemed to be filed). These documents contain important information about us.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 28, 2017;
•	our Definitive Proxy Statement, as filed with the SEC on March 17, 2017 (as to those portions incorporated into our Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 28, 2017, only);
•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 5, 2017, the quarter ended June 30, 2017, filed with the SEC on August 3, 2017, and the quarter ended September 30, 2017, filed with the SEC on November 7, 2017; and
•	our Current Reports on Form 8-K, filed with the SEC on January 30, 2017 (to the extent filed), April 25, 2017 (as amended on July 28, 2017 and to the extent filed), May 1, 2017, July 25, 2017 (to the extent filed), October 23, 2017 (to the extent filed), December 5, 2017 (to the extent filed), December 21, 2017, January 10, 2018 and January 30, 2018 (to the extent filed).

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus supplement and before the termination of this offering shall also be deemed to be incorporated herein by reference. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus supplement, commencing on the date on which the document is filed.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report, performance graph and the certifications of our chief executive officer and chief financial officer required by Rule 13a-14(b) or Rule 15d-14(b) under the Exchange Act and Section 1350 of Chapter 63 of Title 18 of the United States Code (included in or accompanying our Annual Report on Form 10-K for the fiscal year ended December 31, 2016) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

Statements contained in this prospectus supplement as to the contents of any contract or other document referred to in this prospectus supplement do not purport to be complete, and where reference is made to the particular provisions of that contract or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract or other document. Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Any agreements incorporated by reference into this prospectus supplement are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about us. The agreements may contain representations and warranties by us which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time. In addition, such representations and warranties were made solely for the benefit of the parties to such agreement.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and a copy of any or all other contracts or documents which are referred to in this prospectus supplement. Requests should be directed to:

Crane Co.
100 First Stamford Place
Stamford, CT 06902
Attention: Corporate Secretary
Telephone number: (203) 363-7300

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

PROSPECTUS

CRANE CO.

Debt Securities

Crane Co., from time to time, may offer to sell debt securities in one or more series. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “CR.” If we decide to seek a listing of any securities offered by this prospectus, we will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any, in one or more supplements to this prospectus.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to other purchasers, on a continuous or delayed basis. If any offering involves underwriters, dealers or agents, arrangements with them will be described in a prospectus supplement that relates to that offering.

WE URGE YOU TO CAREFULLY READ THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF FACTORS YOU SHOULD CAREFULLY CONSIDER BEFORE DECIDING TO INVEST IN ANY SECURITIES OFFERED BY THIS PROSPECTUS, INCLUDING THE INFORMATION IN THE SECTIONS ENTITLED “RISK FACTORS” OF OUR MOST RECENTLY FILED ANNUAL REPORT ON FORM 10-K AND OUR SUBSEQUENTLY FILED QUARTERLY REPORTS ON FORM 10-Q.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 30, 2018.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to in this prospectus as the SEC or the Commission, utilizing an automatic “shelf” registration process. Under this process, we may sell from time to time the debt securities described in this prospectus or in any prospectus supplement in one or more offerings. This prospectus provides you with a general description of the securities we may offer. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus or the applicable prospectus supplement. Our business, financial condition, results of operations and prospects may change after that date. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain or incorporate by reference specific information about the terms of that offering. Each prospectus supplement also may add, update or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.”

No person has been authorized to give any information or to make any representations, other than as contained or incorporated by reference in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any underwriter, agent, dealer or other party. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is an unlawful to make such offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 (together with all amendments, exhibits, schedules and supplements thereto, the “registration statement”) under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, which forms part of that registration statement, does not contain all of the information set forth in that registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the registration statement, we urge you to read the documents contained in those exhibits.

We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information that we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain further information on the operation of the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. These reports, proxy statements and other information can also be read on our internet site at http://www.craneco.com. The information on our internet site is not incorporated into this prospectus and is not a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus and any prospectus supplement. Some information that we file with the SEC after the date of this prospectus and until we sell all of the securities covered by this prospectus will automatically update and supersede the information contained in this prospectus.

The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement or any subsequently filed document deemed incorporated by reference. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (filed with the SEC on February 28, 2017);
•	Definitive Proxy Statement on Schedule 14A (filed with the SEC on March 17, 2017);
•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 (filed with the SEC on May 5, 2017, August 3, 2017 and November 7, 2017, respectively); and
•	Current Reports on Form 8-K, filed with the SEC on January 30, 2017 (to the extent filed), April 25, 2017 (as amended on July 28, 2017 and to the extent filed), May 1, 2017, July 25, 2017 (to the extent filed), October 23, 2017 (to the extent filed), December 5, 2017 (to the extent filed), December 21, 2017, January 10, 2018 and January 30, 2018 (to the extent filed).

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus and any accompanying prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report, performance graph and the certifications of our chief executive officer and chief financial officer required by Rule 13a-14(b) or Rule 15d-14(b) under the Exchange Act and Section 1350 of Chapter 63 of Title 18 of the United States Code (included in or accompanying our Annual Report on Form 10-K for the fiscal year ended December 31, 2016) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of that contract or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract or other document. Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Any agreements incorporated by reference into this prospectus are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about us. The agreements may contain representations and warranties by us which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time. In addition, such representations and warranties were made solely for the benefit of the parties to such agreement.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to:

Crane Co.
100 First Stamford Place
Stamford, CT 06902
Attention: Corporate Secretary
Telephone number: (203) 363-7300

You also may review a copy of the registration statement and its exhibits at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet site at http://www.sec.gov.

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SUMMARY

This summary is a brief discussion of material information contained in, or incorporated by reference into, this prospectus as further described above under “Where You Can Find More Information.” This summary does not contain all of the information that you should consider before investing in any securities being offered by this prospectus. We urge you to carefully read this entire prospectus, the documents incorporated by reference into this prospectus and the prospectus supplement relating to the securities that you propose to buy, especially any description of investment risks that we may include in the prospectus supplement. References to “Crane Co.”, “Crane”, the “Company”, the “registrant”, “we”, “our” and “us” and similar terms mean Crane Co. and its subsidiaries, unless the context requires otherwise.

CRANE CO.

We are a diversified manufacturer of highly engineered industrial products comprised of four segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane provides products and solutions to customers in the hydrocarbon processing, petrochemical, chemical, power generation, unattended payment, currency design and production, automated merchandising, aerospace, electronics, transportation and other markets.

Our strategy is to grow earnings and cash flow by focusing on the manufacturing of highly engineered industrial products for specific markets where our scale is a relative advantage, and where we can compete based on our proprietary and differentiated technology, our deep vertical expertise and our responsiveness to unique and diverse customer needs. We continuously evaluate our portfolio, pursue acquisitions that complement our existing businesses and are accretive to our growth profile, selectively divest businesses where appropriate and pursue internal mergers to improve efficiency. We strive to foster a performance-based culture focused on productivity and continuous improvement, to attract and retain a committed management team whose interests are directly aligned with those of our stockholders and to maintain a focused, efficient corporate structure.

We deploy a comprehensive set of business processes, philosophies and operational excellence tools to drive continuous improvement throughout our businesses. Beginning with a core value of integrity, we incorporate “Voice of the Customer” teachings (specific processes designed to capture our customers’ requirements) and a broad range of tools into a disciplined strategy deployment process that drives profitable growth by focusing on continuously improving safety, quality, delivery and cost. An embedded intellectual capital development process ensures that we attract, develop, promote and retain talent to drive continuity and repeatable results.

We are a Delaware corporation incorporated on April 3, 1985. Our principal executive offices are located at 100 First Stamford Place, Stamford, CT 06902, telephone number (203) 363-7300.

RISK FACTORS

Investing in our securities involves risk. See the risk factors described in our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

From time to time, in this prospectus and the documents we incorporate by reference in this prospectus, as well as in other written reports and oral statements, we discuss our expectations regarding our future performance. Statements and financial discussion and analysis contained herein and in the documents incorporated by reference herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical information or statements about our current condition. You can identify forward-looking statements by the use of terms such as “believes”, “contemplates”, “expects”, “may”, “will”, “could”, “should”, “would”, or “anticipates”, other similar phrases, or the negatives of these terms.

We have based the forward-looking statements relating to our operations on our current expectations, estimates and projections about us and the markets we serve. We caution you that these statements are not guarantees of future performance and involve risks and uncertainties. We have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•	The effect of changes in economic conditions in the markets in which we operate, including financial market conditions, end markets for our products, fluctuations in raw material prices and the financial condition of our customers and suppliers;
•	Economic, social and political instability, currency fluctuation and other risks of doing business outside of the United States;
•	Competitive pressures, including the need for technology improvement, successful new product development and introduction and any inability to pass increased costs of raw materials to customers;
•	Our ability to successfully integrate acquisitions and to realize synergies and opportunities for growth and innovation;
•	Our ability to successfully value acquisition candidates;
•	Our ongoing need to attract and retain highly qualified personnel and key management;
•	A reduction in congressional appropriations that affect defense spending;
•	The ability of the U.S. government to terminate our government contracts;
•	The outcomes of legal proceedings, claims and contract disputes;
•	Adverse effects on our business and results of operations, as a whole, as a result of increases in asbestos claims or the cost of defending and settling such claims;
•	Adverse effects as a result of further increases in environmental remediation activities, costs and related claims;
•	Investment performance of our pension plan assets and fluctuations in interest rates, which may affect the amount and timing of future pension plan contributions; and
•	Adverse effects of changes in tax, environmental and other laws and regulations in the United States and other countries in which we operate.

While we believe that the assumptions underlying such forward-looking statements are reasonable, there can be no assurance that future events or developments will not cause such statements to be inaccurate. All forward-looking statements contained in this prospectus and the documents we incorporate by reference into this prospectus are qualified in their entirety by this cautionary statement. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements to reflect any changes in events or circumstances or in our expectations or results.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the nine months ended September 30, 2017 and the years ended December 31, 2016, 2015, 2014, 2013 and 2012 are as follows:

	NINE MONTHS ENDED SEPTEMBER 30	YEAR ENDED DECEMBER 31
	2017	2016	2015	2014	2013	2012
Ratios of earnings to fixed charges	9.4x	4.6x	8.3x	6.8x	10.2x	8.9x

For the purpose of calculating the ratio of earnings to fixed charges, our earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense and one-third of our rental expense, which approximates the interest factor.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the applicable prospectus supplement relating to a specific issuance of securities. Our general corporate purposes include, but are not limited to, repayment, redemption or refinancing of debt, capital expenditures, investments in or loans to subsidiaries and joint ventures, funding of possible acquisitions (including amounts borrowed to fund previously consummated acquisitions), working capital, satisfaction of other obligations and repurchase of our outstanding securities. Pending any such use, the net proceeds from the sale of the securities may be invested in interest-bearing instruments. We will include a more detailed description of the use of proceeds of any specific offering in the applicable prospectus supplement relating to the offering.

DESCRIPTION OF DEBT SECURITIES

The securities will be either senior or subordinated debt securities offered in one or more series which may be convertible into another security. This section summarizes certain general terms of the debt securities that are common to all series, the covenants of our company applicable to our senior debt securities and the subordination provisions applicable to our subordinated debt securities. The financial terms and other specific terms of the debt securities being offered will be described in a prospectus supplement. Those terms may vary from the terms described here. A prospectus supplement may also describe special federal income tax consequences of the debt securities.

The debt securities are governed by documents called “indentures.” The indentures are contracts between us and a financial institution acting as the trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “—Events of Default—Remedies If an Event of Default Occurs.” Second, the trustee performs administrative duties for us. Senior debt securities will be issued under an indenture anticipated to be entered into between us and a trustee to be named therein, and subordinated debt securities will be issued under an indenture anticipated to be entered into between us and a trustee to be named therein. The indentures will contain substantially the same terms, except for certain covenants in the indenture for the senior debt securities and the subordination provisions in the indenture for the subordinated debt securities.

The indentures contain the full text of the matters described in this section. The indentures and the debt securities are governed by New York law. Copies of the forms of the indentures have been filed with the SEC and have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in our debt securities. See “Where You Can Find More Information” for information on how to obtain copies of the forms of indentures. The summary that follows includes references to section numbers of the indentures so that you can more easily locate these provisions.

Because this section is a summary, it does not describe every aspect of the debt securities that we may offer pursuant to this prospectus. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including definitions used in the indentures. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the indentures. We describe the meaning in detail in the indentures. In this prospectus, we summarize the meaning for only the more important terms. Whenever we refer to sections or defined terms of the indentures in this prospectus, those sections or defined terms are incorporated by reference here or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities described in the related prospectus supplement.

General

We may offer the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture. The senior debt securities will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to Senior Indebtedness as described under “—Subordination Provisions.” Neither indenture limits the amount of debt that we may issue under that indenture, nor does either indenture limit the amount of other unsecured debt or securities that we or our subsidiaries may issue.

Our sources of payment for the debt securities are revenues from our operations and investments and cash distributions from our subsidiaries. Our subsidiaries account for most of our consolidated assets and substantially all of our earnings. As a result, our ability to pay our obligations, including our obligation to make payments on the debt securities, depends upon our subsidiaries repaying investments and advances we have made to them and upon the earnings of our subsidiaries and their distributing those earnings to us. Our subsidiaries are separate and distinct legal entities and have no obligation whatsoever to pay any amounts due on the debt securities or to make funds available to us. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. The indentures will not limit our subsidiaries’ ability to enter into agreements that prohibit or restrict dividends or other payments or advances to us.

To the extent that we must rely on cash from our subsidiaries to pay amounts due on the debt securities, the debt securities will be effectively subordinated to all our subsidiaries’ liabilities, including their trade payables. This means that our subsidiaries must pay all their creditors in full before their assets are available to pay holders of our debt securities. Even if we are recognized as a creditor of our subsidiaries, our claim would be subordinated to any security interests in their assets and also could be subordinated to all other claims on their assets or earnings.

You should look in the related prospectus supplement for the following terms of the debt securities being offered:

•	The title of the debt securities and whether such debt securities will be senior debt securities or subordinated debt securities;
•	Any changes in the applicable subordination provisions for any subordinated debt securities;
•	The total principal amount of such debt securities;
•	The price at which such debt securities, including the amount of discount or premium, if any, with which such debt securities, will be issued;
•	The date or dates on which such debt securities will mature and the right, if any, to extend such date or dates;
•	The annual rate or rates, if any, at which such debt securities will bear interest, and, if the interest rate is variable, the method of determining such rate;
•	The dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;
•	Whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;
•	Any redemption, early repayment or sinking fund provision;
•	Authorized denominations;
•	If other than the principal amount, the principal amount of debt securities payable upon acceleration;
•	Place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;
•	The form of such debt securities, including whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;
•	If the amount of payments of principal of, premium, if any, or interest on the debt securities may be determined by reference to an index, the manner in which that amount will be determined;
•	Whether the debt securities are secured and the terms of such security;
•	Any covenants applicable to the particular debt securities being issued;
•	Any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;
•	The guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;
•	The currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

•	The time period within which, the manner in which and the terms and conditions upon which we or the holders of the debt securities can select the payment currency;
•	Our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;
•	Any restriction or conditions on the transferability of the debt securities;
•	Provisions granting special rights to holders of the debt securities upon occurrence of specified events including, without limitation, reorganization and change in control;
•	Additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;
•	Provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and
•	Any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities, including the restrictive covenants described below).

Restrictive Covenants

The indentures will provide for two principal restrictions on our activities and the activities of our subsidiaries for the benefit only of holders of the senior debt securities. The restrictive covenants summarized below will apply to each series of senior debt securities as long as any of those senior debt securities are outstanding, unless waived or amended, or unless the related prospectus supplement states otherwise.

RESTRICTIONS ON LIENS. Some of our property may be subject to a mortgage or other legal mechanism that gives some of our lenders preferential rights in that property over other general creditors, including the direct holders of the senior debt securities, if we fail to pay them back. These preferential rights are called “Liens.” The indenture for the senior debt securities will provide that, with certain exceptions described below, we will not, and we will not permit any of our Subsidiaries to, become obligated on any new debt that is secured by a Lien on any Principal Property, unless we or our Subsidiary grant an equal or higher-ranking Lien on the same property to the direct holders of the senior debt securities and, if we so determine, to the holders of any of our other debt that ranks equally with the senior debt securities, for so long as any such new debt is so secured by a Lien on such Principal Property.

We will not need to comply with this restriction if the amount of all of our and our Subsidiaries’ debt that would be secured by Liens on any Principal Property and all “Attributable Debt” as described under “—Certain Definitions Relating to Our Restrictive Covenants” below, that results from a Sale and Leaseback Transaction involving any Principal Property, is not more than 15% of our Consolidated Net Tangible Assets.

When we calculate the limits imposed by this restriction, we can disregard the following types of Liens:

•	Liens on the property of any of our Subsidiaries, if those Liens are existing at the time the Person becomes our Subsidiary;
•	Liens on property existing at the time we acquire the property, including property we may acquire through a merger or similar transaction, or that we grant in order to secure or provide for the payment of all or any part of the purchase price of the property;
•	Liens on current assets (as determined by reference to those assets classified as current on our most recently internally available consolidated balance sheet) securing debt incurred to finance working capital requirements, provided, however, that the indebtedness secured by such Lien does not mature later than 270 days from the date incurred;
•	any Lien on any property, plant or equipment improved or constructed by us or a Subsidiary and created within 270 days after the later of the commencement of operations of such property, plant or equipment or completion of such construction or any repairs, additions or other improvements thereon, to secure or provide for the payment of all or any part of the cost of such construction or repairs, additions or other improvements;

•	Intercompany Liens in favor of us or our Subsidiaries;
•	Liens in favor of federal or state governmental bodies or any other country or political subdivision of another country, that we may grant in order to assure our payments to such bodies that we owe by law or because of a contract we entered into;
•	Liens that extend, renew or replace any of the Liens described above (plus an amount in respect of fees, costs and expenses, including premiums and accrued and unpaid interest in relation to any refinancing, refunding, extension, renewal or replacement of the debt secured by such Liens);
•	Liens that arise in the ordinary course of business and that relate to amounts that are not yet due or that we are contesting in good faith;
•	Liens that arise under worker’s compensation laws or similar laws;
•	Liens created by or resulting from any litigation or proceedings which are being contested in good faith; Liens arising out of judgments or awards against us or any of our Subsidiaries with respect to which we or a Subsidiary is in good faith prosecuting an appeal or proceedings for review; or Liens incurred by us or a Subsidiary for the purpose of obtaining a stay or discharge in the course of any legal proceeding to which we or such Subsidiary is a party;
•	Liens in respect of Sale and Leaseback Transactions permitted pursuant to the covenant described under “Restrictions on Sale and Leasebacks” below;
•	Liens in favor of a taxing authority for taxes that are not delinquent, that we can pay without penalty, or that we are contesting in good faith; and
•	Other Liens that arise in the ordinary course of our business that are not incurred in connection with the creation of debt and that do not, in our opinion, impair the value of the assets encumbered by the Liens.

The indentures will not prohibit us from incurring as much unsecured debt as we choose.

RESTRICTIONS ON SALES AND LEASEBACKS. The indentures will provide that we will not and will not permit our Subsidiaries to enter into any Sale and Leaseback Transaction involving any Principal Property, unless we comply with this restrictive covenant. A “Sale and Leaseback Transaction” generally is an arrangement between us and a bank, insurance company or other lender or investor where we lease a property which was or will be sold by us to that lender or investor, other than a lease for a period of three years or less.

We can comply with this restrictive covenant in one of two ways:

•	We will be in compliance if we could, at the time of the transaction, grant a Lien on the Principal Property to be leased in an amount equal to the Attributable Debt for the Sale and Leaseback Transaction without being required to grant an equal or higher-ranking Lien to the direct holders of the senior debt securities as described above under “—Restrictions on Liens.”
•	We can also comply if the proceeds of the sale of the Principal Property are at least equal to its fair market value and within 180 days of the transaction we apply an amount equal to the proceeds either to purchase property or to retire senior debt securities, or any other debt that has a maturity of more than one year or is by its terms renewable or extendible beyond one year at our option.

CERTAIN DEFINITIONS RELATING TO OUR RESTRICTIVE COVENANTS. Following are summary definitions of some of the capitalized terms that are important in understanding the restrictive covenants previously described.

“Attributable Debt” means the total present value of the rental payments during the remaining term of any lease associated with a Sale and Leaseback Transaction, excluding renewals. To determine that present value, we use a discount rate equal to the average interest borne by all outstanding senior debt securities determined on a weighted average basis and compounded semi-annually or, at our election, the rate of interest implicit in the terms of such lease. If and to the extent the amount of any lease payment during any future period is not definitely determinable under the lease in question, the amount of such lease payment will be estimated in such reasonable manner as we may in good faith determine.

“Consolidated Net Tangible Assets” is the total amount of assets after subtracting all current liabilities and all trade names, trademarks, licenses, patents, copyrights, goodwill, organizational costs and deferred charges, other than prepaid items and tangible assets being amortized, as those amounts appear on our most recent internally available quarterly or annual consolidated balance sheet, provided, that Consolidated Net Tangible Assets shall be calculated after giving pro forma effect to any investments, acquisitions or dispositions occurring outside the ordinary course of business and subsequent to the date of such balance sheet, as well as any transaction giving rise to the need to calculate Consolidated Net Tangible Assets (including the application of the proceeds therefrom, as applicable).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal Property” means any real property, manufacturing plant, warehouse, office building or other physical facility or other like depreciable physical asset of us or of any Subsidiary, whether owned at or acquired after the date of the indenture, having a net book value at the time of the determination in excess of the greater of 0.5% of Consolidated Net Tangible Assets or $8 million. This definition excludes, in each case, any of the above which in the good faith opinion of our board of directors is not of material importance to the total business conducted by us and our Subsidiaries as a whole.

“Subsidiary” means a Person in which we and/or one or more of our other Subsidiaries owns more than 50% of the voting stock, which means stock that ordinarily permits its owners to vote for the election of directors.

Subordination Provisions

Under the indenture for the subordinated debt securities, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated to the prior payment in full of all of our Senior Indebtedness.

“Senior Indebtedness” is defined as the principal of, premium, if any, and interest on, and any other payment due pursuant to, any of the following, whether outstanding on the date of the indenture for the subordinated debt securities or incurred or created after that date:

•	All our indebtedness for money borrowed;
•	All our indebtedness evidenced by notes, debentures, bonds or other securities, including the senior debt securities;
•	All our lease obligations that are capitalized on our books in accordance with generally accepted accounting principles;
•	All indebtedness and all lease obligations of others of the kinds described above assumed by or guaranteed in any manner by us; and
•	All renewals, extensions or refundings of indebtedness, leases or other obligations of the kinds described above.

None of the indebtedness described above will be part of Senior Indebtedness, however, if the relevant instrument or lease expressly provides that such indebtedness, lease, renewal, extension or refunding is subordinate to any of our other indebtedness, or is not higher-ranking than, or is of an equal rank with, the subordinated debt securities. Senior Indebtedness also will not include (i) any of our obligations to any Subsidiary or (ii) indebtedness for trade payables or constituting the deferred purchase price of assets or services incurred in the ordinary course of business.

If and as long as there is a continuing default in the payment of any Senior Indebtedness after any applicable grace period, we will not make or agree to make any payments of principal, premium or interest on the subordinated debt securities, or for any redemption, retirement, purchase, other acquisition or defeasance of the subordinated debt securities.

Payment of principal and interest on the subordinated debt securities upon our dissolution, winding up, liquidation or reorganization also will generally be subordinated to the prior payment in full of all Senior Indebtedness. As a result, in such an event holders of Senior Indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors.

Subordination will not prevent the occurrence of any Event of Default under the indenture for the subordinated debt securities.

Upon the effectiveness of any defeasance for a series of subordinated debt securities as described under “—Defeasance,” the series will cease to be subordinated.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the prospectus supplement or the information incorporated by reference will set forth the approximate amount of Senior Indebtedness as of a recent date. Except for the restrictive covenants in the indenture for the senior debt securities, the indentures will not limit other debt that may be incurred or issued by us or our subsidiaries or contain financial or similar restrictions on us or our subsidiaries.

Mergers and Similar Events

The indentures will generally permit us to consolidate or merge with another Person or firm. The indentures will also permit us to sell substantially all of our assets. However, we will not be able to take any of these actions unless the following conditions are met:

•	If we merge out of existence or sell all or substantially all of our assets, the successor or transferee entity must be a Person organized under the laws of a state of the United States or the District of Columbia or under federal law and it must agree to expressly assume our obligations under the debt securities.
•	The merger, sale of assets or other transaction must not cause a default on the debt securities. For purposes of this no default test, a default would include an Event of Default that has occurred and not been cured, as described under “—Events of Default—What is an Event of Default?” and would also include any event that would be an Event of Default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

Events of Default

The indentures will grant holders of our debt securities special rights if an Event of Default occurs and is not cured, as described later in this subsection.

WHAT IS AN EVENT OF DEFAULT? The term “Event of Default” means any of the following:

•	We do not pay interest on a debt security within 30 days of its due date;
•	We do not pay the principal of or premium on a debt security on its due date;
•	We do not pay any sinking fund installment on its due date;
•	We remain in breach of any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series;
•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur; or
•	Any other Event of Default described in the prospectus supplement occurs.

REMEDIES IF AN EVENT OF DEFAULT OCCURS. The indentures will provide that if an Event of Default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of the affected series to be due and immediately payable. This is called a “declaration of acceleration of maturity.” The indentures will provide that under some circumstances, a declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of that series.

Except in cases of default, where the trustee has some special duties, the trustee will not be required to take any action under the indentures at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability.

If reasonable protection from expenses and liabilities is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series will be able to direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in some circumstances.

The indentures will provide that before you bypass the trustee and bring your own lawsuit or other formal legal action or take any other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an Event of Default has occurred and remains uncured;
•	The holders of 25% in principal amount of all outstanding debt securities of the affected series must make a written request that the trustee take action because of the default, and must offer reasonable protection to the trustee against the cost and other liabilities of taking that action; and
•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of protection.

However, you will be entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

“Street Name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indentures and the debt securities, or else specifying any default.

Modification and Waiver

There are three types of changes we can make to the indentures and the debt securities.

CHANGES REQUIRING APPROVAL OF ALL HOLDERS. First, there are changes that cannot be made to your debt securities without the approval of every holder affected by the proposed change. A list of those types of changes follows:

•	Change the due date of the principal of or interest on a debt security;
•	Reduce any amounts due on a debt security (excluding changes to the terms of any change of control or similar offer relating to any debt securities or the notice period for the redemption of any debt securities);
•	Change the currency of payment on a debt security;
•	Impair your right to sue for payment;
•	Reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indentures; and
•	Reduce the percentage of holders of debt securities whose consent is needed to waive compliance with some provisions of the indentures or to waive some defaults.

CHANGES REQUIRING APPROVAL OF LESS THAN ALL HOLDERS. The second type of change to the indentures and the debt securities is the kind that requires the approval of less than all holders of the affected series. This category includes changes that require approval of holders owning a majority of the outstanding principal amount of the affected series.

Most changes to the indentures and debt securities will not be permitted without a majority vote. The same majority vote will be required to waive compliance in whole or in part with the restrictive covenants described under “—- Restrictive Covenants.”

A majority vote will be required to waive any default under the indentures, other than a default that results from the breach of a covenant or other provision that cannot be amended without the consent of all the holders of the affected series.

CHANGES NOT REQUIRING APPROVAL OF HOLDERS. The third type of change does not require any vote by holders of debt securities. This type of change is limited to clarifications and other changes that would not materially adversely affect holders of the debt securities.

With respect to any vote of holders of debt securities, we will generally be entitled (but are not required) to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indentures.

“Street Name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indentures or the debt securities or request a waiver.

Discharge

We may discharge certain obligations to holders of any series of debt securities issued under either indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption under arrangements satisfactory to the trustee) by, among other things, irrevocably depositing with the trustee funds or government obligations denominated in U.S. dollars in an amount sufficient to pay the entire indebtedness on debt securities of such series with respect to principal (and premium and additional amounts, if any) and interest to the date of such deposit (if debt securities of such series have become due and payable) or to the maturity thereof or the date of redemption of debt securities of such series, as the case may be.

Defeasance

When we use the term “defeasance,” we mean discharge from some or all of our obligations under an indenture. The indentures will provide that if we deposit with the trustee funds or government securities sufficient to make payments on a series of debt securities on their due dates, then, at our option, one of the following will occur:

•	We will be discharged from our obligations with respect to the debt securities of that series (called legal defeasance); or
•	We will no longer have to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us (called covenant defeasance).
•	In the case of legal defeasance of a series of debt securities, the direct holders of that series of debt securities will not be entitled to the benefits of the indenture. You would have to rely solely on the funds deposited with the trustee for repayment of the debt securities. In the unlikely event of a shortfall in those funds, you could not look to us for repayment. The funds deposited with the trustee, however, would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from the subordination provisions of the subordinated debt securities described under “—Subordination Provisions.”

In the case of covenant defeasance of a series of debt securities, we would still be obligated to pay principal, premium, if any, and interest on the debt securities of the affected series. You would lose the protection of the restrictive covenants described under “—Restrictive Covenants” and our obligations described above under “—Mergers and Similar Events,” but you would have the added protection of having money and securities set aside in trust to repay the debt securities. If there were a shortfall in the trust deposit, you could still look to us for repayment of the debt securities. Depending on the event causing the default, however, you may not be able to obtain payment of the shortfall. You would also be released from the subordination provisions of the subordinated debt securities described under “—Subordination Provisions.”

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the beneficial owners of the affected series of debt securities to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion must be based on a ruling from the IRS or a change in tax law to that effect.

“Street Name” and Other Indirect Holders

Investors who hold securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in “Street Name.” Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in “Street Name,” you should check with your own institution to find out:

•	How it handles payments and notices;
•	Whether it imposes fees or charges;

•	How it would handle voting if applicable;
•	Whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and
•	If applicable, how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustees under the indentures and those of any third parties employed by us or the trustees, will run only to persons who are registered as holders of debt securities. As noted above, we will not have obligations to you if you hold in “Street Name” or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we will have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a “Street Name” customer but does not do so.

Global Securities

WHAT IS A GLOBAL SECURITY? A global security is a special type of indirectly held debt security as described under “—‘Street Name’ and Other Indirect Holders.” If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of debt securities will be issued only in the form of global securities and, if so, describes the specific terms of the arrangement with the depositary.

SPECIAL INVESTOR CONSIDERATIONS FOR GLOBAL SECURITIES. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the global security.

An investor should be aware that if securities are issued only in the form of global securities:

•	The investor cannot get debt securities registered in his or her own name;
•	The investor cannot receive physical certificates for his or her interest in the debt securities;
•	The investor will be a “Street Name” holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities. See “—’Street Name’ and Other Indirect Holders;”
•	The investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates; and
•	The depositary’s policies will govern payments, transfers, exchange and other matters relating to the investor’s interest in the global security. We and the trustees have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustees also do not supervise the depositary in any way.

SPECIAL SITUATIONS WHEN GLOBAL SECURITY WILL BE TERMINATED. In a few special situations, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in “Street Name” will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in debt securities transferred to their own name, so that they will be direct holders. The rights of “Street Name” investors and direct holders in the debt securities have been previously described in subsections entitled “—Street Name’ and Other Indirect Holders” and “— Direct Holders.”

The special situations for termination of a global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary and we do not appoint a successor depositary.
•	When an Event of Default on the debt securities has occurred and has not been cured.
•	At any time if we decide to terminate a global security.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, only the depositary is responsible for deciding the names of the institutions that will be the initial direct holders.

Form, Exchange, Registration and Transfer

We will issue the debt securities in registered form, without interest coupons, and, unless we inform you otherwise in the prospectus supplement, only in denominations of $1,000 and multiples of $1,000. We will not charge a service fee for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate.

The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

We have appointed the trustee under each indenture as security registrar for the debt securities issued under that indenture. If the prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending at the close of business on the day of mailing of the notice, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless we inform you otherwise in the prospectus supplement:

•	Payments on the debt securities will be made in U.S. dollars by check mailed to the holder’s registered address or, with respect to global debt securities, by wire transfer;
•	We will make interest payments to the Person in whose name the debt security is registered at the close of business on the record date for the interest payment; and
•	The trustee under each indenture will be designated as our paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remain unclaimed for two years after the date when the payment was due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

PLAN OF DISTRIBUTION

We may offer the offered securities in one or more of the following ways, or any other way set forth in an applicable prospectus supplement from time to time:

•	to or through underwriting syndicates represented by managing underwriters;
•	through one or more underwriters without a syndicate for them to offer and sell to the public;
•	directly to purchasers;
•	through dealers or agents;
•	to investors directly in negotiated sales or in competitively bid transactions;
•	to holders of other securities in exchanges in connection with acquisitions; or
•	through a combination of any of these methods.

The prospectus supplement for each series of securities we sell will describe the offering, including:

•	the name or names of any underwriters;
•	the purchase price and the proceeds to us from that sale;
•	any underwriting discounts and other items constituting underwriters’ compensation;
•	any commissions paid to agents;
•	the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchanges on which the securities may be listed.

In addition, we may sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

Underwriters

If underwriters are used in a sale, we will execute an underwriting agreement with them regarding those securities. Unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions, and the underwriters must purchase all of these securities if any are purchased.

The securities subject to the underwriting agreement may be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agent. Any initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us, at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the applicable prospectus supplement will state that this is the case and will describe the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

In connection with underwritten offerings of the securities, the underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act, as follows:

•	Over-allotment transactions involve sales in excess of the offering size, which create a short position for the underwriters.
•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•	Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.
•	Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the securities originally sold by that broker-dealer are repurchased in a covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may cause the price of the securities to be higher than it otherwise would be in the absence of these transactions. If these transactions occur, they may be discontinued at any time.

Agents

We also may sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the applicable prospectus supplement.

Direct Sales

We may sell any of the securities directly to purchasers if indicated in an applicable prospectus supplement. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act, and may agree to contribute to payments that these underwriters, dealers or agents may be required to make.

No Assurance of Liquidity

The securities we offer may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

LEGAL MATTERS

In connection with particular offerings of the debt securities in the future, unless otherwise stated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of Crane Co. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$

Crane Co.

% Senior Notes due 20

Wells Fargo Securities

J.P. Morgan

            , 2018